February 22, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:


We are counsel to Dreyfus MidCap Index Fund (the "Fund"), and in so acting have reviewed Post-Effective Amendment No. 14 (the "Post-Effective Amendment") to the Fund's Registration Statement on Form N-1A, Registration File No. 33-41078. Representatives of the Fund have advised us that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Fund has requested that we provide this letter.


In our examination of the Post-Effective Amendment, we have assumed the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, we hereby advise you that the prospectus included as part of the Post-Effective Amendment does not include disclosure which we believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,




STROOCK & STROOCK & LAVAN LLP